UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2010

Gulf Island Fabrication, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

567 Thompson Road Houma, Louisiana		70363
(Address of principal executive offices)		(Zip Code)

(985) 872-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

As previously reported in our periodic reports filed with the Commission, Gulf Island Fabrication, Inc. (the “Company”) entered into an Assignment of Farmout Rights and Overriding Royalty Interest (the “Royalty Assignment”) with Bluewater Industries, L.P. (“Bluewater”) on July 15, 2009 to restructure the payment terms for the remaining $90 million owed to the Company on the MinDOC I project. In connection with this assignment, Bluewater agreed to pay $42 million of the $90 million owed in seven equal installments, all which have been paid. The remaining $48 million was to be paid pursuant to the Royalty Assignment through Bluewater’s assignment of all of its right, title and interest in the Conveyance of Overriding Royalty Interest between Bluewater and ATP. The assigned interest is a limited overriding royalty interest because the amount to be received by us is set not to exceed $48 million. A copy of the Royalty Assignment is filed as Exhibit 10.18 to our Form 10-K for the year ended December 31, 2009 and is incorporated herein by reference. As of November 29, 2010, the Company received $3.4 million pursuant to its limited overriding royalty interest.

On November 29, 2010, the Company sold its limited overriding royalty interest to an undisclosed buyer for an aggregate purchase price of $39.3 million, all of which has been paid to the Company, resulting in our recognition of the remaining unamortized discount of approximately $2.0 million in the fourth quarter of 2010. As a result of the sale, the Royalty Assignment terminated, and the royalty interest has been transferred to the buyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

By:	/S/ ROBIN A. SEIBERT
Robin A. Seibert Vice President—Finance,
Chief Financial Officer and Treasurer

Dated: November 29, 2010

3